exhibit 6.20

POOLING AGREEMENT

MODERN MINING TECHNOLOGY CORP.

and

JEET BASI

(as representative of the holders of Warrants)

___________________________

September XX, 2025

___________________________

POOLING AGREEMENT

This Pooling Agreement (this “Agreement”) is made the XX day of September, 2025.

BETWEEN:

MODERN MINING TECHNOLOGY CORP.

(the “Company”)

- and -

JEET BASI

(the “Securityholder Representative”)

WHEREAS the Company contemplates listing (the “Listing”) the common shares in the capital of the Company (the “Shares”) on the Nasdaq Stock Market (the “Exchange”);

WHEREAS Urban Mining International Inc. (“Urban Mining”), the Company’s wholly-owned subsidiary, and certain investors (the “Securityholders”) entered into subscription agreements whereby such investors purchased an aggregate of 49,500,000 warrants (the “Urban Mining Warrants”) to acquire common shares of Urban Mining;

AND WHEREAS on August 31, 2021, the Company acquired all the issued and outstanding shares of Urban Mining pursuant to a Merger Agreement and Plan of Reorganization dated August 18, 2021 (the “Merger Agreement”) among the Company, Urban Mining and Urban Mining Merger Sub, Inc.;

AND WHEREAS pursuant to the terms of the Merger Agreement, the Company issued common share purchase warrants (the “Warrants”) in exchange for the Urban Mining Warrants resulting in an issuance of an aggregate of 16,500,000 Warrants, on the same terms and conditions of the Urban Mining Warrants;

AND WHEREAS the Company completed a 4-for-1 reverse split of its Shares on May 11, 2023 and completed a 1-for-2.3529 forward split of its Shares on September 2, 2025, such that, as of the date hereof, there are 9,705,696 Warrants outstanding and held by the Securityholders as set forth in Schedule “A” hereto;

AND WHEREAS each of the Securityholders delivered an acknowledgement (the “Acknowledgments”) to the Company on or about May 17, 2022, pursuant to which the Securityholder agreed that their respective Warrants and underlying securities (collectively, the “Securities”) would be restricted from trading and released on the date that is six months from the date of the Listing (the “Existing Restrictions”);

AND WHEREAS in connection with the Listing and as agreed to by the Company’s selling agent, Digital Offering LLC, in order to assist with building an orderly trading market for the Shares on the Exchange, the Company has agreed to modify the Existing Restrictions pursuant to the terms set out herein;

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

1. General Restriction on Sales, Pledges, etc.

The Securityholders shall not directly or indirectly sell, assign, transfer, pledge, mortgage, or otherwise dispose of or encumber any legal or beneficial interest in the Securities subject to such Pool Term (hereinafter defined) or any portion thereof (each of which is a “Transaction”), nor shall they agree to do any such Transaction, whether or not any such Transaction is not to be effective until such time as the Securities have been released from the Pool (hereinafter defined) in accordance with the release schedule in Section 4 hereof.

2. Voting of Shares in Pool

All and any voting rights attached to the Securities shall at all times be exercised by the Securityholders, and all rights attached thereto including the right to receive payment of any dividends shall be for the benefit of the Securityholder.

3. Non-Applicability of Standstill Clause

The restrictions in Section 1 do not apply to the Securityholder in the case of a take-over bid, amalgamation, arrangement, merger or similar transaction of the Company by a third party who is arm’s length to the Company.

4. Release of Pooled Securities

The Securities will be subject to contractual restrictions on resale, pursuant to which the Securities will be subject to a pool (the “Pool”) for a period of 180 days or as described below (the “Pool Term”) from the date the Company may complete the Listing (the “Listing Date”), with releases occurring on the following schedule:

180 days after the Listing Date	50% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $21.25 for any period of 10 consecutive trading days after the Listing Date and the average trading volume of the Shares is greater than 250,000 Shares per day for those 10 consecutive trading days	25% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $6.37 on any day after the Listing Date	5% of the Securities

180 days after the Listing Date	50% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $6.37 for any period of 10 consecutive trading days beginning at least 60 days after the Listing Date and the average trading volume of the Shares was greater than 100,000 Shares per day for any 60 day period following the Listing Date	5% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $6.37 for any period of 10 consecutive trading days beginning at least 90 days after the Listing Date and the average trading volume of the Shares was greater than 100,000 Shares per day for any 90 day period following the Listing Date	5% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $6.37 for any period of 10 consecutive trading days beginning at least 120 days after the Listing Date and the average trading volume of the Shares was greater than 100,000 Shares per day for any 120 day period following the Listing Date	5% of the Securities

180 days after the Listing Date, or immediately, in the event the closing bid price of the Shares on the Exchange is greater than $6.37 for any period of 10 consecutive trading days beginning at least 150 days after the Listing Date and the average trading volume of the Shares was greater than 100,000 Shares per day for any 150 day period following the Listing Date	5% of the Securities

5. Entire Agreement

This Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Acknowledgements. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

6. Termination

This Agreement may be terminated upon the written agreement of all parties.

7. Reorganizations, etc.

If, during the period in which any of the Securities are retained in escrow pursuant to this Agreement, a reorganization affecting the share capital occurs, then and in each such event, the Securities shall be released and replaced by the shares of stock and other securities and property upon the terms and conditions provided in the relevant reorganization documents.

8. Further Assurance

The parties shall, upon reasonable request and without unreasonable delay, execute and deliver any further documents or assurances and perform any acts necessary to carry out the intent and purposes of this Agreement. The Securityholders will allow a representative of the Company to inspect, at the Company’s costs, the physical certificate or other instrument representing the Securities in order to ensure compliance with this Agreement during normal business hours on reasonable notice to the Securityholders provided that such inspections will not unduly impact or impede the ordinary business operations of the Securityholders.

9. Time

Time is of the essence of this Agreement.

10. Governing Laws and Venue

This Agreement shall be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable in British Columbia. The parties attorn to British Columbia in the event of any legal proceedings involving this Agreement.

11. Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, will constitute an original and all of which together will constitute one instrument. Each party hereto will be entitled to rely on delivery by facsimile or electronically delivered portable document format (PDF) of an executed copy of this Agreement and acceptance by a party of such facsimile or PDF copy will be equally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

12. Notices

All notices that may be or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally, delivered by courier or sent by facsimile or other electronic transmission:

in the case of the Company, to:

Modern Mining Technology Corp.

Suite 1500, 1055 West Georgia

Street Vancouver, BC, V6E 4N7

Attention:	Jeet Basi

Email:	jbasi@modernmining.com

with a copy (which shall not constitute notice) to:

McMillan LLP

Suite 1500, 1055 West Georgia

Street Vancouver, BC, V6E 4N7

Attention:	Desmond Balakrishnan

Email:	desmond.balakrishnan@mcmillan.ca

in the case of the Securityholders, to the respective address provided in Schedule “A”.

13. Severability

Any provision of this Agreement which is or becomes prohibited and unenforceable does not invalidate, affect or impair the remaining provisions which shall be deemed to be severable from such prohibited or unenforceable provision.

14. Enurement

This Agreement enures to the benefit of and is binding on the parties and their heirs, executors, administrators, successors and permitted assigns.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first above written.

MODERN MINING TECHNOLOGY CORP.

By:
Name: David Whitney
Title: Chief Financial Officer

Jeet Basi

SCHEDULE “A”

SECURITYHOLDERS

Name	Address	No. of Warrants
Peterhouse Capital Limited	Suite 408, The Catalyst – 4th Floor Ebene Cybercity Mauritius	588,225
Anna Hicken	2966 West 8th Avenue Vancouver, BC V6K 2C1	29,411
Austin Hall Thornberry	604-531 Beatty Street Vancouver, BC V6B 0C5	14,705
D. Matthews Law Corp.	4290 Heather Street Vancouver, BC V5Z 4H9	29,411
1143373 BC Ltd.	1903-1632 Lions Gate Lane North Vancouver BC V7P0E2	176,467
SWH Holdings Limited	2003-1495 Richards Street Vancouver, BC V6Z 3E4	29,411
1265218 BC Ltd	1102- 898 Carnarvon Street New Westminster, BC V3M 0C3	44,116
Grizzly Holdings Ltd.	2645 Edgemont Boulevard North Vancouver, BC V7R 2N1	441,168
Pine Tree Partners Inc.	118 Ptarmigan Drive Guelph, ON N1C 1E9	29,411
Kelly Bromley	1905 Peters Road North Vancouver; BC V7J 1Z1	441,168
Danielle Chatteron	20335 - 43 Avenue Langley, BC V3A 3B9	14,705
Virjeet Basi	2204-680 Seylynn Crescent North Vancouver, BC V7J 0B5	88,233
Harinder Jouhal	13068 - 56 Avenue Surrey, BC V3X 2Z4	176,467
Pattie Carnovale	7281 Curtis Street Burnaby, BC V5A 1K1	38,234
Richard Lyall	3323 Sefton Street Port Coquitlam, BC V3B 5C9	29,411
FGH Incorporated Ltd.	64 Seminoff Street Scarborough, ON M1L 0B1	88,233
Balvinder Parhar	6180 Palahi Road Duncan, BC V9L 5B6	900,473
Kayla Thompson	5683 Eglinton St. Burnaby, BC V5G 2B5	459,304
Steven Parhar	6180 Palahi Road Duncan, BC V9L 5B6	911,748
Naranjan Parhar	6180 Palahi Road Duncan, BC V9L 5B6	900,473
Shuxian Zhang	1301-Building 13 Xin Gang Village 4 Maanshan, Anhui China	117,645
Madrina Investments Corp.	7281 Curtis Street Burnaby, BC V5A 1K1	58,822
Grace Sharma	35585 Lacey Greene Way Abbotsford, BC V3G 0B3	58,822
Gary Berar	9571 No 6 Road Richmond, BC V6W 1E5	29,411
Blue Bird Capital Enterprises LLC	1-1800 Sunset Harbour Dr. Miami Beach, FL 33139	3,260,237
CanMex Business Consultants Ltd.	1212 Nestor Street Coquitlam, BC V3E 1H6	14,705
Enzo Astone	102 Sandy’s Drive Woodbridge, ON L4L 3E3	29,411
Desmond Balakrishanan Law Corp.	1500-1055 West Georgia Street Vancouver, BC V6E 4N7	29,411
SVK Metrix Inc.	806-1010 Richards Street Vancouver, BC V6B 1G2	676,458
Total:		9,705,696

A-1